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                                   EXHIBIT 5.1
                           OPINION OF KIRKLAND & ELLIS


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To Call Writer Direct
    312 861-2000

                                December 28, 1998



Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445

Ladies and Gentlemen:

         We have acted as counsel to you (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933 of an offering of 2,000 shares of the Company's Common Stock, $0.01 par value (the "Registered Shares") pursuant to the Viking Office Products Employee Share Purchase Plan for Employees of Viking Office Products PTY Ltd. and an additional 125,000 Registered Shares pursuant to the Office Depot, Inc. Long-Term Equity Incentive Plan and Viking Direct Savings Related Share Option Scheme (the foregoing plans are hereinafter referred to as the "Plans").

         Subject to the limitations stated in this letter, it is our opinion that Registered Shares issued by the Company for purchase under the Plans will upon such delivery and receipt by the Company of all consideration owed to the Company under the terms of the Plans be validly issued, fully paid and nonassessable.

         We have relied without independent investigation upon an assurance from the Company's Secretary that the number of shares which the Company is authorized to issue in its Certificate of Incorporation exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuance in connection with options granted under the Plans by at least the number of shares which may be issued in connection with the Plans, and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that the Company will cause certificates representing Registered Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuance of such shares. We express no opinion regarding any shares reacquired by the Company after initial issuance. Our opinion does not cover any law other than the Delaware Corporation Law.


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Office Depot, Inc.
December 28, 1998
Page 2

         We do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of securities or "Blue Sky" laws of the various states to the offer or sale of the Registered Shares.

         We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely yours,


                                    /s/ KIRKLAND & ELLIS

                                    KIRKLAND & ELLIS